Filed Pursuant to Rule 433

Registration No. 333-255899 and 333-255899-03

ABS: $1.25BN NAROT 2022-B (Prime Auto) - PRICING DETAILS

Joint Bookrunners: Wells Fargo (struc), BofA, HSBC, and Mizuho

Co-Managers: BNP, MUFG, SG, USB

-ANTICIPATED CAPITAL STRUCTURE-

CLS	TOTAL(MM)	WAL*	S&P/Moody’s**	P. WIN	E. FIN	L. FIN	BENCH	SPD	YLD%	CPN%	$PRICE

A-1	270.00	0.27	A-1+/P-1	1-7	04/23	10/23	I-Cur	+ 37	3.688	3.688	100.00000
A-2	443.30	1.06	AAA/Aaa	7-20	05/24	08/25	I-Cur	+ 53	4.546	4.500	99.99653
A-3	443.30	2.41	AAA/Aaa	20-42	03/26	05/27	I-Cur	+ 57	4.511	4.460	99.97931
A-4	93.40	3.76	AAA/Aaa	42-49	10/26	11/29	I-Cur	+ 64	4.492	4.450	99.99834

*	Pricing Speed: 1.30% ABS, 5% clean-up call
**	Expected ratings

-TRANSACTION DETAILS-

Offered Size : $1.25BN

Registration : SEC Registered

ERISA Eligible : Yes

Expected Settlement : 9/28/2022

First Payment : 10/17/2022

Expected Ratings : S&P/Moody’s

Bloomberg Ticker : NAROT 2022-B

Risk Retention : US

Minimum Denoms: $1K x $1K

Bill and Deliver: Wells Fargo

-MARKETING MATERIALS-

Preliminary Prospectus: Attached

Intex: Dealname: wsnarot2022b | Password: 937X

DealRoadshow: https://dealroadshow.com

Password (Case Sensitive): NAROT22B

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If this communication relates to an offering of US registered securities (i) a registration statement has been filed with the SEC, (ii) before investing you should read the filed documents, and (iii) you may obtain these documents from your sales representative, by calling 1-800-326-5897 or visiting www.sec.gov. If this communication relates to a securities offering exempt from US registration, you should contact your sales representative for the complete disclosure package. For information regarding Wells Fargo, see https://www.wellsfargo.com/com/disclaimer/wfid3. In Japan, see: https://www.wellsfargo.com/com/disclaimer/wfsjb4.